EXHIBIT 21.1

Subsidiaries of Propex Inc.

As of December 31, 2006

Each of the following is directly or indirectly wholly-owned by Propex Inc.

Propex Fabrics International Holdings I Inc. (Delaware)

Propex Fabrics International Holdings II Inc. (Delaware)

Propex do Brasil Ltda. (Brazil)

Propex Fabrics Holdings do Brasil Ltda. (Brazil)

Propex Fabrics Canada, Inc. (Canada)

Propex Fabrics Magyarország Vagyonkezelo Korlátolt Felelosségu

Társaság (Hungary)

Propex Fabrics Magyarország Termelo Korlátolt Felelosségu

Társaság (Hungary)

Propex Fabrics GmbH (Germany)

Propex Fabrics de Mexico, S.A. de C.V. (Mexico)

Propex Fabrics Servicios, S.A. de C.V. (Mexico)

SI Geosolutions Exchange LLC

Propex Geocolustions Corporation

SI Concrete Holdings LLC

Propex Concrete Systems Corporation

SI Concrete Exchange LLC

Synthetic Industries Europe Limited

Solutions 4 Concrete Limited